UNITED STATES SECURITIES
                             AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                Pursuant To Section 13 or 15(d) of The Securities
                              Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 14, 2005

                         Commission file number 0-11535

                      CITY NATIONAL BANCSHARES CORPORATION
             (Exact name of registrant as specified in its charter)

       New Jersey                                             22-2434751
      (State or other jurisdiction of                        (I.R.S. Employer
      incorporation or organization)                         Identification No.)

      900 Broad Street,                                      07102
      Newark, New Jersey                                    (Zip Code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (973) 624-0865

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule
    14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
|_| Pre-commencement
    communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))


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Item 3.02 Unregistered Sales of Equity Securities

         On October 1, 2005, City National Bancshares Corporation (the "Company") completed the sale of four (4) shares of a newly created 6% Non-cumulative Perpetual Preferred Stock, Series E ("Series E Preferred Stock"), for consideration of $50,000 per share and aggregate gross proceeds to the Company of $200,000 in cash. There were no brokerage or underwriting commissions paid in the private placement since the Company did not engage the services of an underwriter or agent and all sales were conducted directly with each purchaser by the Company.

         The Company sold and issued the shares in a private placement to accredited investors in reliance upon, and in compliance with, an exemption from registration provided by Rule 506 of Regulation D promulgated by the SEC pursuant to Section 4(2) of the Securities Act of 1933 (the Securities Act). To comply with the exemption, the Company relied upon (a) information provided by each purchaser that each is an "accredited investor" as defined under Rule 501 under the Securities Act, (b) information provided in a subscription agreement that included, in part, a questionnaire and representations and warranties from each purchaser, (c) the fact that the shares are offered to a limited number of investors, and (d) the fact that the transactions did not involve any public offering.

         Each holder of Series E Preferred Stock will have the right to convert the Series E Stock, at the option of the holder, at any time, into shares of the Company's common stock. The total number of shares of common stock into which Series E preferred Stock may be converted initially will be determined by dividing the original purchase price by the conversion price. The initial conversion price will be $150.15. The conversion terms are more specifically set forth in and described in the Certificate of Designation previously filed with Form 8-K as Exhibit 3(i) on March 4, 2005.

         The net proceeds of the sales referenced above will be used primarily for general purposes in supporting the growth of the Company's wholly-owned national banking association subsidiary City National Bank of New Jersey.